Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. WITHDRAWS COMPLAINT IN UNITED STATES COURT OF INTERNATIONAL TRADE

LITTLE ELM, TEXAS, January 14, 2025 — Retractable Technologies, Inc. (NYSE American: RVP) (“RTI” or “Retractable”) has withdrawn its complaint in the United States Court of International Trade against the defendants involved in the issuance of a 100% tariff on syringes and needles imported from China. As a result, the case was dismissed effective January 8, 2025. Initial investigations into the matter convinced RTI management that although the tariffs were not properly implemented, there was no chance of RTI being granted additional time to increase domestic production without tariffs and the chances of a small company prevailing against the interests of a large monopolistic corporation at this time in history were slim to none.

Meanwhile, RTI engineers have, through creative adaptation of some of our older equipment, been able to enhance the transition process, which will significantly reduce the need to import syringes. RTI management expects these efforts to diminish the risks to the continued survival of the company brought about by the recent tariffs.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: material changes in demand, tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer